Exhibit 10.6
HOME FEDERAL BANK
Description of the Key Features of the Loan Officer Incentive Plan (LOIP)
for
Fiscal Year 2011
Prepared in August of 2010

HOME FEDERAL BANK
Loan Officer Incentive Compensation Plan (LOIP) Description for Fiscal 2011
I. Plan Purpose — The LOIP is an annual, cash-based variable incentive compensation plan. It is specifically designed to encourage participants (selected Loan Officers) to produce results that enable the Bank to reach targeted levels of financial performance for the fiscal year. The LOIP provides participants with an opportunity to earn variable rewards that are contingent on the net income (interest and fee income less interest expense) produced from their identified loan portfolios.
The CEO and the President will use the LOIP as a part of their overall management strategy to provide direction and encouragement to participants. The LOIP will help control the escalation in fixed compensation costs and provide participants with an opportunity to enhance their overall level of compensation. This should better enable the Bank to attract, motivate and retain the kinds of Loan Officers needed to ensure financial success. It should also create incremental shareholder value through the generation of enhanced earnings.
The LOIP is administered by the Compensation Committee of the Board of Directors. Under normal circumstances the plan remains in effect for the current performance period, the fiscal year. However, the Compensation Committee may discontinue or modify the plan in its sole discretion subject to the anticipated benefits created thereby.
II. Performance Period — This is a 12-month plan that is linked with portfolio performance and loan production targets established for each fiscal year. However, there are semi-annual payouts. Each year the LOIP is reviewed and modified to ensure it is consistent with the financial measures in the annual business plan. Any financial measures that are related to lending performance in the LOIP are reviewed each year and adjusted to coincide with changes in participants, their compensation and the LOIP formula.

III. Plan Participants — The LOIP is intended for certain Loan Officers. The CEO and the President will review the Loan Officers at the beginning of each fiscal year and select those who they propose to participate in the LOIP. Recommended participants are presented to the Compensation Committee for approval. The list of participating Loan Officers will be maintained in the records of the Compensation Committee. Participants who join the bank during the targeted fiscal year may have special arrangement during the time they are developing their portfolios.
IV. Participation Levels — For FY 2011 participants will receive 4.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular Loan Officer prior to the beginning of the current fiscal year. Participants also receive 6.00% of the net interest income (interest income less interest expense) plus fee income from loans originated during the performance period. The CEO and the President will review the participation percentages at the beginning of each fiscal year and recommend any needed modifications to the Compensation Committee.
V. Plan Formula — For fiscal 2011 portfolio performance is calculated for each participating Loan Officer to ensure an accurate determination of portfolio performance. A sample calculation is provided on an attached spreadsheet.
Cumulative interest income from loans existing at the beginning of the performance period is calculated. Interest expense, equal to loan volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine Loan Officer contribution. Loan Officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by 4.00% to determine the incentive award from existing loans.
Cumulative interest income from new loans (those originated during the performance period) is calculated. Interest expense, equal to loan volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine net interest income. Origination fee income is also added to determine Loan Officer contribution. Loan Officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by 6.00% to determine the incentive award from new loans.
The incentive awards from existing loans and new loans are added to determine the total award payment.
VI. Loan Portfolio Performance — Loan portfolio performance is calculated to help ensure that asset quality targets are met. The portfolio quality guidelines are established by the CEO and the President with input from the Senior Loan Officer.

VII. Plan Communications — Following approval of the LOIP by the Compensation Committee, the CEO and the President will ensure that all participants are notified of their participation, target awards, the plan formula, how incentive awards are calculated and what they may do to positively influence the size of their awards. During the performance period the CEO and the President will ensure that all participants are provided with periodic updates on the status of the LOIP. This enables participants to project the formula awards for which they are potentially eligible.
VIII. Award Determination — Awards are calculated on a semi-annual basis. The first calculation is made in January, for the period from July 1 through December 31. The second calculation is made in July, for the period from January 1 through June 30. The award for the first six month is based on portfolio performance for that period. The calculation for the second six months is made for the performance period, the fiscal year, less the calculation for the first six months.
IX. Award Payments — As soon as practical, following approval by the Compensation Committee, incentive awards are paid. The first payment is normally made in February, following approval by the Compensation Committee. The second payment is normally made in August, following approval by the Compensation Committee. The payments are made by separate check and specifically designated as incentive awards. In order to receive award payments, participants must be employed in good standing when the payments are made.
X. LOIP Review — In June of each year in which the LOIP is in effect, the CEO and the President, with input from the CFO, will review the LOIP and determine whether modifications should be proposed for the fiscal year commencing on July 1. Any modifications are reviewed and approved by the Compensation Committee. The CEO and the President ensure that all participants are informed about any changes in the plan.
XI, CEO, President and Compensation Committee Discretion — The guidelines for the LOIP build structure into the incentive compensation determination process. Along with the guidelines, a certain amount of common sense and discretion are frequently needed. The CEO and the President have the discretion to recommend certain awards to the Compensation Committee, should they be warranted. Similarly, members of the Compensation Committee may recommend certain discretionary awards. This is in keeping with good compensation management practices.

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